Testing the Waters Materials Related to Series #PENGUIN

From the Rally App:

#PENGUIN

'41 DETECTIVE COMICS #58 (1ST APP. OF THE PENGUIN)

THIS INITIAL OFFERING IS COMING SOON!


8.0
Detective

CURRENT VALUE: $60,000

OFFERING FOR THIS ASSET IS NOT YET SCHEDULED. CHECK BACK SOON

OPINIONS DETAILS GALLERY LEGAL

#PENGUIN

'41 DETECTIVE COMICS #58 (1ST APP. OF THE PENGUIN)

C.O.A. SPECS

FINANCIALS

Initial Offering Share Price	$6.00
Number of Shares	10,000
Initial Offering Market Cap.	$60,000
Storage Location	Rally

ASSET SPECIFICATIONS

Title	Detective Comics #58
Store Date	December 10, 1941
Key Issue	1st App. of The Penguin
Cover Price	$0.10
Publisher	D.C. Comics
Writer(s)	Bill Finger, Jack Lehti
Cover Artist(s)	Jerry Robinson
Penciller(s)	Bob Kane
Inker(s)	Jerry Robinson, George Roussos
Editor	Whitney Ellsworth
Rarity	1 of 2 (CGC 8.0)

DESCRIPTION OF SERIES 1941 DETECTIVE COMICS #58

Investment Overview

- Upon completion of the Series #PENGUIN Offering, Series #PENGUIN will purchase a 1941 Detective Comics #58 Comic Book published by D.C. Comics graded CGC 8.0 as the Underlying Asset for Series #PENGUIN (The "Series 1941 Detective Comics #58" or the "Underlying Asset" with respect to Series #PENGUIN, as applicable), the specifications of which are set forth below.
- DC Comics was founded in 1934 by Major Malcolm Wheeler-Nicholson, originally called National Allied Publications.
- The Penguin is an aristocratic Gotham City villain known as the "Gentleman of Crime," in the D.C. Comics Universe. He is known for going toe to toe against Batman in Gotham City.
- The Underlying Asset is a 1941 Detective Comics #58 Comic Book published by D.C. Comics graded CGC 8.0.

Asset Description

Overview & Authentication

- The Golden Age of Comics refers to an era of comic publishing in post-depression America that gave rise to the success of comic book heroes like Superman, Batman, Captain Marvel and The Flash. Sales and popularity increased during World War Two, as they were cheap and featured patriotic stories of pro-American heroes, in some cases literally fighting the Axis Powers.
- Batman, created by Bob Kane with Bill Finger, was first introduced in 1939 in Detective Comics #27.
- The Penguin was first introduced in Detective Comics #58.
- According to the D.C. Comics website, the following describes The Penguin: "No one knows more about what the evil forces of Gotham are up to at any given moment than he and he uses that information to blackmail, intimidate and corrupt anyone he can, especially when it's in the service of bringing down Batman."
- The Penguin has been featured in television shows, video games, and films such as Batman Returns.
- 1988's Batman: The Caped Crusader was the first Batman video game to feature The Penguin as an in-game villain. It was released on the Apple II, Commodore 64, MS-DOS, and other personal computers of the era.
- Actor and comedian Danny DeVito played The Penguin in the Tim Burton directed sequel to 1989's Batman, Batman Returns.
- The Penguin first appears in the Batman television series that aired from 1966 through 1968 and is played by the actor Burgess Meredith, also known for his role as Mickey in the Rocky film series. He first appears in the third episode titled, "Fine Feathered Finks."
- The Penguin's first appearance in a major motion picture comes in July of 1966 with the release of Batman: The Movie, again starring Burgess Meredith in the role.
- The Penguin plays a major role in the cross-platform series of Arkham Asylum video games, the first being released in 2009, the most recent being the planned release of Gotham Knights in 2022.
- Oswald Cobblepot, later known as The Penguin, was a key role on the television series Gotham that aired from 2014 to 2019 on Fox Television.
- Coming in at #51, The Penguin is featured in IGN's top 100 comic book villains of all time.
- The Penguin is included on multiple lists of top Batman villains, including ComicVine (Number 4) and Goliath.com (Number 3).
- According to Variety, The Penguin will get his own streaming series on HBO Max starring Colin Farrell. It is planned to be a spin-off of the upcoming movie, The Batman, which also features The Penguin as one of the film's villains.
- The Underlying Asset has been authenticated by Certified Guaranty Company (CGC) an issued a grade of CGC 8.0 with certification No. 0911408001.

Notable Features

- The Underlying Asset is a 1941 Detective Comics #58 Comic Book published by D.C. Comics graded CGC 8.0.
- The Underlying Asset is 1 of 2 1941 Detective Comics #58 Comic Book examples graded CGC 8.0 with 3 graded higher.

Notable Defects

- The Underlying Asset's condition is consistent with its condition grade from CGC.

Series 1941 Detective Comics #58	
Title	Detective Comics #58
Store Date	December 10, 1941
Key Issue	First appearance of The Penguin
Cover Price	$0.10
Publisher	D.C. Comics
Writer(s)	Bill Finger, Jack Lehti
Cover Artist(s)	Jerry Robinson
Penciller(s)	Bob Kane
Inker(s)	Jerry Robinson, George Roussos
Editor	Whitney Ellsworth
Rarity	1 of 2 (CGC 8.0)
Authentication	Certified Guaranty Company (CGC)
Grade	8
Certification No.	0911408001

Details

Depreciation

The Company treats Memorabilia Assets as collectible and therefore will not depreciate or amortize the Series 1941 Detective Comics #58 going forward.

CGC Cert #			
0911408001			

Title
Detective Comics

Issue	Issue Date	Issue Year	Publisher
58	12/41	1941	D.C. Comics

Grade	Page Quality	Grade Date	Grade Category
8.0	OFF-WHITE TO WHITE	09/22/2008	Universal

Art Comments
Bill Finger and Jack Lehti stories
Kane, Grothkopf, Lehti and Sherman art
Jerry Robinson cover and art

Key Comments
1st appearance of the Penguin
(Oswald Chesterfield Cobblepot).
Last Speed Saunders.

#PENGUIN | $60K

COMPARABLE ASSET VALUE

ASSET VALUE
+1032.8%

TRANSACTIONS
4

"A powerful Gotham crime-lord, The Penguin is a long-running Batman staple."

CBR

November 2019

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#PENGUIN

'41 DETECTIVE COMICS #58 (1ST APP. OF THE PENGUIN)

There are few villains in Batman's extensive "rogue's gallery" as well known or as celebrated as The Penguin. His on-screen incarnations have been played by some of Hollywood's most beloved actors including Burgess Meredith and Danny DeVito. The well-dressed aristocrat first appeared in Detective Comics #58 in 1941 and has been terrorizing Gotham City ever since. #PENGUIN is a Detective Comics #58 Comic Book graded 8.0. With only three copies graded higher, #PENGUIN introduced the "gentleman of crime" to the world for the very first time.



#PENGUIN | *Visuals*

The Penguin will soon be getting his first solo series on HBO Max starring Collin Farrell.

LAUNCH GALLERY ›

#PENGUIN | *Timeline*

Mar. 1939 Batman is introduced in Detective Comics #27.

Oct. 1941 The Penguin makes his first appearance in Detective Comics issue 58. #PENGUIN is released.

Jan. 1966 Famed actor, Burgess Meredith, makes his first appearance as The Penguin in The Batman television series.

Jul. 1966 The Penguin makes his motion picture debut in Batman: The Movie, the first feature length Batman film.